EXHIBIT 10.79
Your
retirement
program
Defined contribution program
Executive employees in Canada
Effective January 1, 2009

INTRODUCTION
This booklet summarizes the defined contribution retirement program for executive employees of AbitibiBowater in Canada, effective January 1, 2009.
The defined contribution retirement program (or “retirement program”) is a competitive program that enables you to save for retirement. It is comprised of two plans: the defined contribution plan (or “DC Plan”) and the defined contribution supplemental executive retirement plan (or “DC SERP”). The DC Plan is subject to a tax limit while the supplemental plan allows you to receive the pension benefits you accrue based on your entire earnings.
The DC Plan is a registered plan, which means that it is funded and follows pension legislation. In fact, the Company sponsors two defined contribution plans: the Defined Contribution Pension Plan for Non-Unionized Employees of Abitibi-Consolidated Inc., which originally came into effect on January 1, 2002, and the DC Retirement Plan (2003) for Non-Unionized Employees of Bowater, which originally came into effect on January 1, 2003. The provisions of both plans have been harmonized as of January 1, 2009, and are referred to in this booklet as “the DC Plan”.
Under the DC Plan, your contributions, along with the Company’s matching contributions, accumulate in an account in your name, and are allocated among the investment funds of your choice. The account balance varies over time with these contributions and the related investment return (positive or negative). The plan offers a range of investment funds to meet your needs and your financial goals.
The DC SERP is an unfunded plan that is paid through the Company’s operating expenses, and is not governed by pension legislation. The goal of the DC SERP is to provide benefits to highly compensated employees whose retirement savings would otherwise be limited in the DC Plan by the Canadian Income Tax Act maximum. In other words, it supplements your benefit under the DC Plan.
For a quick overview of the program’s provisions, you can consult page 3 of this booklet. More detailed explanations are provided in the sections that follow. However, please note that the official documents and applicable legislation prevail at all times.
For information on your retirement benefits for your years of service before January 1, 2009, please refer to your previous communication materials on the program.
If you have any questions, please contact the head of the Pension and Benefits Department located at the head office.

WHAT’S INSIDE

Overview	3

Eligibility	5

Contributions	5

Eligible Earnings	6
Tax limits	6
Contributions: Example 1	6
Contributions: Example 2	6
Withdrawal of contributions	7

Vesting	7

DC Plan	7
DC SERP	7

How your money grows	8

DC Plan	8
DC SERP	9

Termination or retirement	10

DC Plan	10
DC SERP	11

Death benefits	12

DC Plan	12
DC SERP	12

Other key events	13

Disability	13
Maternity, paternity or parental leave (including adoption)	13
Marriage breakdown	13

Non-compete / confidentiality provisions	14
DC SERP	14

Plan administration	14

DC Plan	14
DC SERP	15
Consulting the plan text	16

Other information	17

Beneficiary designation	17
Benefits from other Company pension plans	17
DC SERP funding	17
Fiscal year	18
Reimbursements for special cases	18
Transfers from other plans	18

Appendix — Definitions	19

OVERVIEW
Here is an overview of the provisions of the retirement program (DC Plan and DC SERP) for service starting January 1, 2009. Please refer to the corresponding sections of this booklet for details.

ELIGIBILITY	You participate in the retirement program if you are employed in a position corresponding to salary grade 29 (Level 29) or above, you are listed on the Canadian payroll, and you are not accumulating benefits in the defined benefit SERP sponsored by the Company.

CONTRIBUTIONS	You are required to make contributions of 5% of your eligible earnings, up to the US Compensation Limit.

The Company makes contributions of 10.5% of your eligible earnings, and an additional contribution (based on your salary grade), that is equal to:

❖ 10% for salary grade 33 and above and direct reports to the CEO (for a total of 20.5%); or

❖ 12% for the CEO (for a total of 22.5%).

Your eligible earnings include your base salary as well as your paid bonus under the annual incentive plan. Your paid bonus excludes any special bonuses unless authorized by the Company.

VESTING	DC Plan

You are immediately fully vested in your DC account.

DC SERP

Vesting is gradual and depends on your age. You become fully vested upon an involuntary termination without cause or upon death.

NON-COMPETE / CONFIDENTIALITY PROVISIONS	Your right to receive any money from the DC SERP is subject to the respect of the terms of the non-compete / confidentiality provisions stipulated under the DC SERP plan text.

HOW YOUR MONEY GROWS	DC Plan
Contributions in the DC Plan accumulate in an account in your name, and are allocated among the investment funds of your choice. The account balance varies over time with these contributions and the related investment return (positive or negative). The DC Plan offers a range of investment funds to meet your needs and your financial goals.

DC SERP

You do not have investment options for the DC SERP. Each year, the Company will credit your DC SERP account with interest at a rate equal to the average rate of return on the balanced funds offered in the DC Plan during the year. However, in the year of termination of employment, interest will be credited as if the contributions for the year were made at mid-year.

TERMINATION OF EMPLOYMENT OR RETIREMENT	DC Plan ❖ If your employment terminates, you can transfer your account balance to a locked-in retirement savings vehicle on a tax-sheltered basis.

❖   Upon retirement, your income will depend on the following factors:

   -  Your account balance at retirement (your contributions, the Company’s contributions and your investment income);

   -  Your age when you start receiving your retirement income; and

   -  The authorized retirement income vehicle chosen, which could be a life annuity, a life income fund (LIF) or a locked-in retirement income fund (LRIF). LIFs and LRIFs are similar to investment accounts from which you make withdrawals each year, subject to minimums and maximums established by law.

If you choose to purchase an annuity with your account balance, the interest rates prevailing on the market at the time you buy the annuity will affect the amount of retirement income that the annuity will provide for you.

DC SERP

After you leave the Company, your vested DC SERP is paid in cash, less applicable taxes. It is paid out in two equal payments after you leave the company (after six months and 12 months respectively).

DEATH BENEFITS	DC Plan

❖ If you die before transferring your DC account out of the Plan, your spouse or beneficiary will receive your account balance.

❖   If you die after transferring your DC account out of the Plan, your spouse or beneficiary will receive the amounts payable under the terms of the locked-in retirement savings vehicle or authorized retirement income vehicle that you chose.

DC SERP

❖ If you die before leaving the Company, your spouse or beneficiary will receive a lump-sum payment equal to 100% of your DC SERP account in cash, less applicable taxes.

❖   If you die after leaving the Company, but before having received the amount to which you were entitled when you left the Company, your spouse or beneficiary will receive any remaining payment that you would have been entitled to receive had you not died. This amount is paid in cash, less applicable taxes.

ELIGIBILITY
You participate in the retirement program as of January 1, 2009, if you are employed in a position corresponding to salary grade 29 (Level 29) or above, you are listed on the Canadian payroll,, and are not accruing benefits in the defined benefit SERP sponsored by the Company. Any executive who is hired into or appointed to a position corresponding to salary grade 29 or above after January 1, 2009, will automatically become a participant in the retirement program.
You will cease to be eligible for any contributions as of the date you are no longer actively employed in a position corresponding to salary grade 29 or above. If you move to a position corresponding to salary grade 28 or below, you will be covered under the plan for non-unionized employees in Canada.
CONTRIBUTIONS
Contributions are allocated to two plans under the retirement program:
❖	the DC Plan (for total employee and Company contributions up to Canadian Income Tax Act limits); and

❖	the DC SERP (for Company contributions in excess of Canadian Income Tax Act limits).
Your contributions to the retirement program are equal to 5% of your eligible earnings, up to the US Compensation Limit. The US Compensation Limit is set by the US Internal Revenue Service and is equal to $245,000 for the year 2009; it is expected to rise annually in future years. These contributions are allocated to the DC Plan. Your contributions are made by payroll deductions and are deposited in your DC Plan according to the timeframes required by law.
The contributions are shown in the following table:

THE COMPANY
CONTRIBUTIONS	YOU CONTRIBUTE	CONTRIBUTES
BASIC	5% of your eligible earnings*	10.5% of your eligible earnings

ADDITIONAL
❖ For executives at salary grade 33 and above and direct reports to the CEO	None	10% of your eligible earnings

❖ For the CEO	None	12% of your eligible earnings

*	Up to the US Compensation Limit
Company contributions are first deposited in the DC Plan, up to Canadian Income Tax Act limits. Any amount that exceeds Canadian Income Tax Act limits is then allocated to the DC SERP in a personal notional account set up by the Company.

Eligible earnings
Your eligible earnings include your base salary as well as your paid bonus under the annual incentive plan. Your paid bonus excludes any special bonuses unless authorized by the Company.
Tax limits
The sum of your contributions and the Company’s contributions to the DC Plan is subject to the limit prescribed under the Canadian Income Tax Act. In 2009, contributions to the DC Plan are limited to $22,000. This amount is expected to rise annually after 2009.
Contributions: Example 1
Let’s say that Richard is a Grade 31 executive and receives $300,000 in eligible earnings (base salary and eligible bonuses) in 2009. This is how his retirement program contributions would be allocated for that year:

			HOW THE CONTRIBUTIONS ARE
		TOTAL	ALLOCATED
		CONTRIBUTIONS	DC PLAN		DC SERP
Richard’s contributions

5% x $245,000 (earnings, up to US Compensation Limit)	=	$12,250	$12,250		$0
Company contributions

10.5% x $300,000	=	$31,500	$9,750		$21,750
TOTAL CONTRIBUTIONS	=	$43,750	$22,000	*	$21,750

*	Canadian Income Tax Act limit (this amount is expected to rise annually after 2009).
Contributions: Example 2
Let’s say that John is a Grade 29 executive and receives $200,000 in eligible earnings (base salary and eligible bonuses) in 2009. This is how his retirement program contributions would be allocated for that year:

			HOW THE CONTRIBUTIONS ARE
		TOTAL	ALLOCATED
		CONTRIBUTIONS	DC PLAN		DC SERP
John’s contributions

5% x $200,000	=	$10,000	$10,000		$0
Company contributions

10.5% x $200,000	=	$21,000	$12,000		$9,000
TOTAL CONTRIBUTIONS	=	$31,000	$22,000	*	$9,000

*	Canadian Income Tax Act limit (this amount is expected to rise annually after 2009).

Withdrawal of contributions
No amount can be withdrawn from your DC account or received from the DC SERP as long as you are employed by the Company.
VESTING
DC Plan
You are immediately 100% vested in your DC Plan account. In other words, your DC Plan account balance belongs to you entirely as of your first day of membership in the plan.
DC SERP
If you leave the Company voluntarily, the amount you receive from the DC SERP will depend on your age when you leave. The vesting schedule for the DC SERP is as follows:

VESTED %	ATTAINED AGE
50%	Prior to 55
70%	55
80%	56
90%	57
100%	58
If you terminate employment after age 55 but before age 58, the specific vesting percentage will be interpolated and rounded to the closest month of age.
Accelerated vesting
Immediate vesting upon termination without cause
If you are involuntarily terminated for any reason other than “with cause,” you will immediately become 100% vested in your DC SERP balance. For purposes of the DC SERP, “cause” means the definition, if any, in your employment agreement or other individual agreement you may have with the Company. If you do not have an agreement, “cause” will be determined by the Company in its sole discretion.
If your employment is terminated with cause by the Company, you will lose your DC SERP balance.
Immediate vesting upon death
If your employment terminates due to death, you will be fully vested in your DC SERP balance.

HOW YOUR MONEY GROWS
DC Plan
The DC Plan offers a variety of investment funds through Sun Life Financial, the DC plan service provider. A range of funds has been pre-selected in terms of their risk-return balance. However, you choose how to allocate your and the Company’s contributions among these funds.
You make your own decisions on how to invest your contributions and those of the Company. There are several factors to consider when determining which investments are right for you. Some of these factors are your age, investment horizon, retirement goals, level of risk tolerance, investment knowledge, personal situation, net worth and liquidity requirements.
The gains and losses generated by your investment choices are reflected on your account balance. They have a direct impact on the amount that you will have at your disposal when you retire. Therefore, it is important to determine your investment strategy carefully and review it from time to time to meet your changing needs over the years.
To plan your retirement, it is important to familiarize yourself with these investment funds and choose those that are consistent with your goals. Please refer to the information kit from Sun Life Financial for more detailed information on the investment funds and the tools available to you. To make informed decisions, you may also want to seek independent financial advice.
Investment gains (or losses) are not taxable while the funds remain in the plan.
Investment decision responsibility
The Company assumes no responsibility for the investment decisions made by plan members, or the resulting investment return (positive or negative). However, the pension committees (see Plan Administration for more details) will monitor the investment funds offered under the DC Plan to assess their general performance and their risk-return ratio.
Making changes to your investment allocations
You can change your investment instructions at any time for future contributions. You can transfer amounts between funds anytime at no cost to you, subject to a market value adjustment in the case of guaranteed funds, where applicable.
Please note that to prevent short-term trading, Sun Life Financial may charge a 2% fee to plan members who initiate an inter-fund transfer into a fund followed by a subsequent inter-fund transfer out of the same fund within 30 calendar days.

Information on your DC account
You can access your DC account balance through Sun Life Financial’s automated telephone system, Customer Care Service Centre, or through its Plan Member Services web site. By entering your personal Access ID, you can obtain the following information:
❖	your account balance;

❖	interest rates and fund performance information;

❖	accumulated contributions in your account;

❖	information on investment options.
In addition, Sun Life Financial will send you a statement of account specifying the transactions entered since the last statement, your investments and your account balance.
You can access the Sun Life Financial web site and customer care centre at:
❖	www.sunlife.ca/member (to access your accounts, you will need a personal Access ID and Password);

❖	1-866-733-8612.
Administration and investment fees
The funds offered under the DC Plan are managed by professional institutional investment managers. As with any other investment fund, you pay investment management fees based on the type of fund you select. Investment fees are charged for the work investment managers do on your behalf. However, these fees are generally lower than those you may incur when investing on an individual basis.
In addition, Sun Life Financial charges a small fund-operating expense based on the overall assets held in each fund.
The Company will pay a portion of the applicable administration fees. Details on administrative and investment management fees can be found on Sun Life Financial’s web site.
DC SERP
The plan administrator (see Plan Administration) will establish a notional account to reflect your DC SERP balance. The accounts are established solely for the purpose of tracking contributions and adjustments for income or losses. The accounts will not be used to segregate actual assets. Unlike your DC Plan account, your account under the DC SERP does not entitle you to ownership of any actual assets until funds are ultimately distributed to you.
Company contributions will be credited to your account. Your account balance from the previous year, if any, will be credited with interest each year at a rate equal to the average rate of return on the balanced funds offered in the DC Plan during the year. Interest on contributions will be allocated to your account on an annual basis.
Each year, you will receive a statement of your notional account reflecting all contributions and investment returns (positive or negative) accrued during the prior year.

TERMINATION OR RETIREMENT
DC Plan
Termination
If your employment terminates, you are entitled to your full DC account balance, which includes your contributions, the Company’s contributions and your investment income.
When you leave the Company, your contributions, those made by the Company and your investment income can be transferred to a locked-in retirement savings vehicle on a tax-sheltered basis. You can also keep your account in the Company plan. You will, however, need to transfer it to an authorized retirement income vehicle when you want to receive a retirement income.
You will not be able to make withdrawals from your DC account (your account is locked in), except for special situations prescribed by pension legislation (see Other information — Reimbursements for special cases). The locked-in retirement account (LIRA) is the most common locked-in retirement savings vehicle.
Retirement
To receive a retirement income, you must transfer your account balance to an authorized retirement income vehicle. The most common vehicles are a lifetime annuity purchased from an insurance company of your choice and a life income fund (LIF) established with a financial institution of your choice.
The amount of your retirement income will depend on the following factors:
❖	The total amount of your contributions and the Company’s contributions;

❖	Your investment return (positive or negative). The higher your investment return, the higher your capital will be to provide for a retirement income;

❖	Your age when you start receiving your retirement income.
If you opt for an annuity, the following factors also apply:
❖	The annuity purchase price, including interest rates in effect when you purchase the annuity. The higher the interest rates, the higher your annuity will be;

❖	The form of annuity payment. If you have a spouse when you buy an annuity, you are required by law to purchase a 60% joint and survivor annuity. Under this form of payment, 60% of your annuity continues to your spouse for life upon your death. If your spouse waives the survivor annuity in writing, you may opt for another form of payment, such as a lifetime annuity with a 10-year or 15-year guarantee.

Authorized retirement income vehicles
According to current laws, you have the following retirement income options:
❖	A life income fund (LIF) with a financial institution;

❖	A locked-in retirement income fund (LRIF) with a financial institution (in Newfoundland and Labrador only); and

❖	A life annuity purchased from an insurance company.
If you are under age 71 and you do not wish to start receiving your retirement income immediately, you can transfer your account balance to a locked-in retirement account (LIRA).
These retirement income vehicles are described in more detail in the Appendix. Note that this decision only needs to be made at retirement.
DC SERP
After you leave the Company, your vested DC SERP account (see Vesting) is paid in cash, less applicable taxes. It is paid out in two equal payments after you leave the Company (after six months and 12 months respectively). If you die before payment is completed, any remaining payment will be made to your spouse or beneficiary in a lump sum, less applicable taxes.
Right of offset
The Company will have the right to offset any amounts payable to you under the DC SERP by any amount necessary to reimburse the Company for liabilities or obligations you have to the Company, including any amounts misappropriated by you.

DEATH BENEFITS
DC Plan
Death BEFORE retirement
If you die before retirement, your spouse or beneficiary will receive your DC account balance. Payment of the death benefit varies by province and depends on whether the payment is made to your spouse or another beneficiary.
Death benefit payable to your spouse
          In Newfoundland and Labrador, your spouse has the following options:
❖	If you die before age 55: tax-free transfer to an RRSP or cash payment, less applicable income taxes;

❖	If you die at age 55 or after: transfer to a locked-in retirement savings vehicle.
In New Brunswick, Nova Scotia, Ontario and Quebec, your spouse may transfer the value of your account to an RRSP (on a tax-free basis) or receive a cash payment, less applicable income taxes.
Death benefit payable to another beneficiary
          The account balance is paid in cash, less applicable income taxes.
Death DURING retirement
If you die during retirement, your spouse, at the time you retire, or your beneficiary, will receive the sums payable under the authorized retirement income vehicle you chose. If such vehicle is an annuity, death benefits will be paid according to the form of payment provided by the annuity contract.
DC SERP
Death BEFORE termination of employment
If you die before leaving the Company, your spouse or beneficiary will receive 100% of your DC SERP account in cash, less applicable taxes.
Death AFTER termination of employment
If you die after leaving the Company, but before having received the amount to which you were entitled when you left the Company, your spouse or beneficiary will receive any remaining payment that you would have been entitled to receive had you not died. This amount is paid in cash, less applicable taxes.
Your DC SERP beneficiary is the same person designated as your DC Plan beneficiary.

OTHER KEY EVENTS
Disability
If you become disabled after December 31, 2008, and are entitled to benefits under the Company’s short-term disability plan, you and the Company will continue to contribute to the DC Plan and DC SERP during this period. Contributions will be based on your eligible earnings before the start of your disability leave.
If you become disabled after December 31, 2008, and are entitled to benefits under the Company’s long-term disability plan, the Company will continue to make contributions to your plans, as well as the contributions you were making the day before the start of your disability leave. Contributions will be based on your eligible earnings before the start of your disability leave.
Maternity, paternity or parental leave (including adoption)
You may continue to contribute to the DC Plan during a maternity, paternity or parental leave based on your earnings before the start of your leave. If you contribute to the plans during your leave, the Company will also contribute.
Marriage breakdown
DC Plan
In the event of marriage breakdown, your DC account balance may be split between you and your spouse, depending on the legislation in your province. We recommend you seek legal advice in such situations.
DC SERP
The notional account accrued in the DC SERP is not split between spouses. At retirement, the notional account is paid as if no split of the DC plan has occurred.

NON-COMPETE / CONFIDENTIALITY PROVISIONS
DC SERP
You will lose your right to receive any money from the DC SERP if it is found that you have not respected the terms of the non-compete provisions (for two years following termination of employment) or confidentiality provisions (no limit) stipulated under the DC SERP plan text. The Company also reserves the right to seek reimbursement (with interest) of any amount paid under the DC SERP if it is found that you have not respected the above conditions.
Non-compete provision
During your employment with the Company or during a period of two years following your termination of employment or retirement, you must not, directly or indirectly, without the consent of the Company:
❖	Engage in or become interested as a principal, agent, officer, employee, manager, advisor, financial backer, shareholder (except as a passive investor in a public corporation) or in any other capacity whatsoever in a North American business that may be fairly regarded as being in competition with the business of the Company;

❖	Assist financially or in any manner whatsoever any person, firm, association or corporation, whether as principal, agent, officer, employee, manager, advisor, financial backer, shareholder (except as a passive investor in a public corporation) or in any capacity whatsoever to enter into, develop, carry on or maintain a North American business that may fairly be regarded as being in competition with the business of the Company.
Confidentiality provision
During your employment with the Company or at any time thereafter, you must not disclose any information of a confidential or proprietary nature concerning the Company, its subsidiaries and affiliates and their respective operations, assets, finances, business and affairs, or use such information for personal advantage. However, nothing in this provision prevents you from disclosing information that is publicly available or that is required to be disclosed under appropriate statutes, rules or law or legal process. In the event of doubt regarding the confidentiality of any information, you must verify the confidential nature of the information with the Company.
PLAN ADMINISTRATION
DC Plan
The Company sponsors two defined contribution plans: the Defined Contribution Pension Plan for Non-Unionized Employees of Abitibi-Consolidated Inc. and the DC Retirement Plan (2003) for Non-Unionized Employees of Bowater. Each of these plans is administered by a pension committee.

Each pension committee is made up of a number of individuals who have the right to vote, and are nominated as follows:
❖	Up to 5 individuals are designated by the Company;

❖	1 individual is designated by active members at the annual meeting (or, failing such designation, by the Company);

❖	1 individual is designated by non-active members at the annual meeting (or, failing such designation, by the Company); and

❖	1 independent individual, who is neither a plan member nor Company representative, is designated by the Company.
The group formed by the active members and the group formed by the non-active members may also each designate an additional non-voting pension committee member at the annual meeting.
The committees delegate the administrative duties of the plans to experts.
The following employers participate in the DC Plan:
❖	For the Defined Contribution Pension Plan for Non-Unionized Employees of Abitibi-Consolidated Inc.:
–	Abitibi Consolidated Inc.; and

–	Abitibi-Consolidated Company of Canada.
❖	For the DC Retirement Plan (2003) for Non-Unionized Employees of Bowater:
–	Bowater Canadian Forest Products Inc.;

–	Bowater Maritimes Inc.; and

–	Bowater Mersey Paper Company Ltd.
DC SERP
Except with respect to certain portions of claims administration and amendment authority, the Company has appointed the Senior Vice President – Human Resources to serve as the plan administrator until the Company decides that another individual or committee should serve as plan administrator. The plan administrator oversees the administration of the DC SERP and has complete authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the DC SERP document.
Among other duties and responsibilities, the plan administrator, in its discretion, interprets and construes the DC SERP document’s terms, identifies the class of eligible individuals, and decides any matters brought under the DC SERP. The plan administrator’s interpretation of the DC SERP document’s terms and its decisions under the DC SERP are final, conclusive and binding on all participants and any beneficiary or other person claiming under or through any participant, in the absence of clear and convincing evidence that the plan administrator acted arbitrarily or capriciously. Benefits under the DC SERP will be paid only if the plan administrator decides that the individual is entitled to them. When making a determination or calculation, the plan administrator will rely on information furnished by you, your beneficiary and the Company.

The plan administrator may establish rules and procedures to administer the DC SERP. In addition, the plan administrator may appoint such officers or agents, and may delegate such powers and duties and shall follow such claims and appeal procedures with respect to the DC SERP as it may establish. The plan administrator or individuals acting on its behalf shall receive reimbursement for any reasonable business expense incurred in the performance of his or her duties.
If the plan administrator is a participant in the DC SERP, the plan administrator will not vote or act on any matter relating solely to himself or herself.
Consulting the text of the retirement program
The official text of the retirement program for your participating employer may be examined at the following address: Pension and Benefits Department, 1155 Metcalfe Street, Suite 800, Montreal, Quebec, H3B 5H2. If you are not located in the Montreal area, a copy of the plan text may be obtained, at no charge, upon written request to the same address.

OTHER INFORMATION
Beneficiary designation
For the DC Plan, provincial pension laws provide that your spouse is the sole beneficiary of the benefits payable upon your death. However, your spouse can waive this right, except in New Brunswick, Newfoundland and Labrador and Nova Scotia (with respect to pre-retirement death benefits), before the payment of your death benefits. To do so, your spouse must complete a waiver form and forward it to your pension committee.
If your spouse waives this right, you can designate any other beneficiary of your choice. Note that waiving rights to death benefits does not reduce a spouse’s rights to an eventual split of benefits upon a marriage breakdown.
The spouse can also cancel the waiver before your death (for pre-retirement death benefits) or before the payment of your retirement benefits (post-retirement death benefits). In such a case, any beneficiary designation you may have made would be without effect.
Please refer to the definition of spouse in each province for more information (see Appendix).
If you do not have a spouse, you can designate the beneficiary of your choice. If you make no designation, benefits payable upon your death will be paid to your estate.
Benefits from other Company pension plans
If you have accrued benefits under other pension plans of the Company for prior service, these benefits will be paid according to the provisions of those plans.
DC SERP funding
The DC SERP is considered “unfunded” for tax purposes and constitutes a promise by the Company to make payments as provided under the DC SERP. As such, you and your beneficiaries will have the status of general unsecured creditors of the Company. Nothing in the DC SERP or this booklet shall be construed to give you or any other person rights to any specific assets of the Company or of any other person.
The Company may authorize a trust to hold the assets on behalf of the DC SERP. Even in such a case, the assets will remain subject to the claims of creditors of the Company and the DC SERP will retain its status as an unfunded plan for tax purposes.
Restriction against assignment
DC SERP benefits, payments or proceeds will not be subject to any claim of any creditor of you or your beneficiary and will not be subject to attachment or garnishment or other legal process. You may not assign, pledge or encumber your account or any benefits payable to you under the DC SERP.

Receipt and release
Any distribution made from the DC SERP will be in full satisfaction of all claims against the Company, the plan administrator and a trustee (if any) under the DC SERP. The plan administrator may require you to execute a receipt or release to such effect as a condition to your distribution.
No right of employment
Nothing in the DC SERP gives you any right to be employed or to continue in the employ of the Company, or to limit the Company’s right to terminate your employment at any time, or to modify any of your compensation.
Fiscal year
The fiscal year of the retirement program runs from January 1 to December 31.
Reimbursements for special cases
Small amounts
For the DC Plan, if the amount payable upon your termination of employment or retirement is small, it is not locked in. In that case, you can receive it in cash, less applicable income taxes, or transfer it to a personal RRSP.
Quebec members who stopped residing in Canada
You can receive the value of your benefits from the DC Plan in cash, less applicable income taxes, if:
❖	You are considered a Quebec member; and

❖	Your employment ended or you are retired; and

❖	You stopped residing in Canada at least two years before the reimbursement date.
Transfers from other plans
If you have transferred locked-in funds into the DC Plan from another plan, these funds will continue to grow according to your investment instructions. No transfers are allowed to the DC SERP.

While the Company intends to continue the retirement program, it reserves the right to modify or terminate this arrangement at any time.

APPENDIX – DEFINITIONS
Life annuity
A life annuity purchased from an insurance company provides a monthly amount payable for the rest of your life. Once you have purchased an annuity, you generally cannot transfer it to another insurer, nor convert it into another authorized retirement income vehicle.
The amount of your annuity will depend, among other things, on the following factors:
❖	The funds at your disposal to purchase an annuity;

❖	Your age at the time you purchase the annuity and the date payments begin, because the insurance company estimates your life expectancy, that is, the number of years during which the annuity may be paid to you; and

❖	The annuity purchase rates prevailing on the market at the time you buy the annuity.
Your annuity may include various guarantees. The following table presents some examples. However, note that the provincial laws require that all annuities purchased with locked-in funds (like your DC Plan) must allow for the payment of part of the annuity to the spouse upon the retiree’s death. This is what is called a joint and survivor annuity. A written waiver will be required if you wish to provide a survivor benefit to someone other than your spouse.

LIFE ANNUITY	The annuity is payable for the rest of your life. No benefits are payable upon your death.

GUARANTEED LIFE ANNUITY	The annuity is payable for the rest of your life. A minimum number of payments are guaranteed, for example 60 or 120 monthly payments. If you die before the end of the guarantee period, your spouse, or beneficiary, as provided under the annuity contract, receives the balance of the payments. No benefits are payable to your spouse or beneficiary if you die after the guarantee period. Please note that if you have a spouse and wish to elect a guaranteed life annuity, you must obtain a waiver from your spouse.

JOINT AND SURVIVOR ANNUITY	After your death, your spouse receives a life annuity equal to a percentage of yours, for example, 60%.
An indexed annuity may be combined with any of these options. This annuity increases by a specific percentage each year and provides a certain degree of inflation protection during your retirement.
Other combinations of these options are also possible. Your decision only needs to be made at retirement.

Life income fund (LIF)
A LIF is an authorized retirement income vehicle from which you make withdrawals each year, subject to a minimum and a maximum established by law. The purpose of this legal requirement is to ensure that you will continue to receive a retirement income for the rest of your life.
You may transfer your LIF to another financial institution, according to the terms of the LIF.
In the event of your death, the balance of your LIF is payable to your spouse or beneficiary.
Locked-in retirement account (LIRA)
A LIRA is a locked-in retirement savings vehicle similar to an RRSP but from which you cannot make withdrawals. You can however transfer your LIRA from one financial institution to another, in compliance with the terms of the LIRA.
In the event of your death, the balance of your LIRA is payable to your spouse or beneficiary.
Locked-in retirement income fund (LRIF)
A LRIF is only available in Newfoundland and Labrador. A LRIF is similar to a LIF but offers more flexibility. Members are not required to convert the LRIF into a life annuity.
Spouse
The definition of spouse under a registered pension plan, such as the DC Plan, varies by province. Your spouse is the person who meets the definition at the time of your retirement (or death, if before retirement). Detailed definitions are provided below.
New Brunswick
          The person of the opposite sex who:
❖	Is married to you; or

❖	Is married to you by a marriage that is voidable and has not been avoided by a declaration of nullity; or

❖	Has gone with you, in good faith, through a form of marriage that is void and who has cohabited with you within the preceding year; or

❖	Without being married to you, has cohabited with you in a conjugal relationship continuously for at least three years, and part of this three year period was within the preceding year, provided that one of you has been substantially dependent upon the other for support; or

❖	Without being married to you, has cohabited with you in a relationship of some permanence within the preceding year, if you jointly are the natural parents of a child.

Newfoundland and Labrador
          The person who:
❖	Is not married to you and:
–	if you are not married to someone else, has cohabited continuously with you in a conjugal relationship for a period of at least one year; or

–	if you are married to someone else, has cohabited continuously with you in a conjugal relationship for a period of at least three years,
❖	And is cohabiting, or has cohabited with you within the preceding year; or
          If there is no person that qualifies as a spouse under the above definition, the person who:
❖	Is married to you; or

❖	Is married to you by a marriage that is voidable, which has not been voided by a judgment of nullity; or

❖	Has, in good faith, gone through a form of marriage with you that is void and is cohabiting or has cohabited with you within the preceding year.
Nova Scotia
          The person who:
❖	Is not living separate and apart from you and:
–	Is married to you;

–	Is married to you by a marriage that is voidable and has not been annulled by a declaration of nullity;

–	With whom you have gone through a form of marriage, in good faith, that is void and who is cohabiting with you or, if you have ceased to cohabit, has cohabited with you within the immediately preceding 12-month period;

–	Is your “registered domestic partner” under the Nova Scotia Vital Statistics Act; or
❖	If there is no person to whom the above definitions apply, the person who has cohabited with you in a conjugal relationship for at least two years, provided that neither of you is the spouse of another person as defined in the points mentioned above.
Ontario
          The person who:
❖	Is married to you and is living with you; or

❖	Is not married to you and has been living with you,
–	In a conjugal relationship continuously for a period of at least three years; or

–	In a conjugal relationship of some permanence if you both are the natural or adoptive parents of a child.

Quebec
❖	The person who is married to you and is not legally separated from bed and board from you or is in a civil union with you; or

❖	If you are neither married nor in a civil union with anyone, a person of the opposite sex or the same sex who has been living in a conjugal relationship with you for a period of at least three years, or for a period of at least one year if:
–	At least one child is born, or to be born, of your union;

–	You have jointly adopted at least one child; or

–	One of you has adopted at least one child of the other.